As filed with the U.S. Securities and Exchange Commission on November 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WOLFSPEED, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	56-1572719
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Feurle

Chief Executive Officer

Wolfspeed, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

Telephone: (919) 407-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese, Esq.

Richard Kim, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the U.S. Securities and Exchange Commission declares the registration statement effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2025

PRELIMINARY PROSPECTUS

Wolfspeed, Inc.

11,362,132 SHARES OF COMMON STOCK

This prospectus relates to the potential offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “selling stockholders”) of up to 11,362,132 shares of common stock, par value $0.00125 per share (the “Common Stock”), of Wolfspeed, Inc., a Delaware corporation (“us,” “our, and “we”), which the selling stockholders may acquire upon conversion of certain of the 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “New 2L Non-Renesas Convertible Notes”) held by the selling stockholders.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholders.

The selling stockholders may offer, sell or distribute all or a portion of the Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell, as applicable, any of the Common Stock. We provide more information in the section titled “Plan of Distribution.”

Our shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “WOLF.” On November 12, 2025, the closing sale price of our Common Stock was $19.55 per share.

Investing in shares of our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties that are described in the “Risk Factors” section beginning on page 6 of this prospectus and under similar headings in any amendments or supplements to this prospectus or in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2025.

EXPLANATORY NOTE

On June 30, 2025, Wolfspeed, Inc. (the “Company”) and its wholly owned subsidiary, Wolfspeed Texas LLC (together with the Company, “Wolfspeed”), filed voluntary petitions commencing cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) to implement a prepackaged chapter 11 plan of reorganization (the “Plan”). The Chapter 11 Cases were jointly administered under the caption In re Wolfspeed, Inc., et al. A summary of the material terms of the Plan and related matters is contained in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2025. On September 8, 2025, the Court entered the Order (I) Approving the Disclosure Statement, (II) Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliate, and (III) Approving Entry into the Backstop Agreement [Docket No. 285], which, among other things, confirmed the Plan. On September 29, 2025 (the “Plan Effective Date”), the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. Wolfspeed emerged from the Chapter 11 Cases on September 29, 2025.

In connection with the confirmation of the Plan by the Bankruptcy Court and emergence from bankruptcy, the Company entered into a Registration Rights Agreement, dated September 29, 2025 (the “Registration Rights Agreement”), that requires the Company to file with the SEC a shelf registration statement for the offer and resale, from time to time, of the common stock of the Company, or the common stock of the Company underlying certain securities, held by certain holders that received such common stock or securities at emergence.

On November 13, 2025, the Company filed a Current Report on Form 8-K with unaudited pro forma consolidated financial information reflecting the Company’s Unaudited Pro Forma Consolidated Balance Sheet as of September 28, 2025 and Unaudited Pro Forma Consolidated Statements of Operations for the year ended June 28, 2025 and three months ended September 28, 2025 as if the Plan Effective Date and fresh start accounting had occurred as of an earlier date. This Current Report Form 8-K is incorporated by reference herein.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. Neither we nor the selling stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. The information in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information; Incorporation by Reference.”

This prospectus incorporates by reference, and any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Wolfspeed,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Wolfspeed, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

Our logo and other registered or common law trademarks, tradenames, or service marks appearing or incorporated by reference in this prospectus or any prospectus supplement or applicable free writing prospectus are our property. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus or any document incorporated by reference herein may be without the ®, TM, and SM symbols, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus, any applicable prospectus supplement or applicable free writing prospectus, and the documents incorporated therein by reference may contain additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and any applicable prospectus supplement and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins, and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic, and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information; Incorporation by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus. You should also carefully consider, among other things, the information presented under the sections titled “Risk Factors” and the information in the section titled “Item 1.A. Risk Factors” in our most recent Annual Report on Form 10-K and “Part II, Item 1A. Risk Factors” in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which is incorporated by reference in this prospectus, and “Statement Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Overview

Wolfspeed, Inc. is an innovator of wide bandgap semiconductors, focused on silicon carbide materials and devices for power applications. Our product families include power devices and silicon carbide and gallium nitride (GaN) materials. Our products are targeted for various applications such as electric vehicles, fast charging and renewable energy and storage.

Our materials products and power devices are used in electric vehicles, motor drives, power supplies, solar and transportation applications. Our materials products are also used in military communications, radar, satellite and telecommunication applications.

The majority of our products are manufactured at our production facilities located in North Carolina, New York and Arkansas. We also use contract manufacturers, some of which include captive lines, for certain products and aspects of product fabrication, assembly and packaging. We are constructing a new materials manufacturing facility in North Carolina, of which the initial phase was substantially completed as of late fiscal 2025. We operate research and development facilities in North Carolina, Arkansas and New York.

Our History

Wolfspeed, Inc. was established as a North Carolina corporation in 1987, and our headquarters are in Durham, North Carolina. On September 29, 2025, in connection with our emergence from the Chapter 11 Cases, we converted to a Delaware corporation.

Our Corporate Information

Our mailing address and executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and our telephone number at that address is (919) 407-5300. We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. We also post on the Investor Relations page of our website, investor.wolfspeed.com, a link to our filings with the SEC, our Corporate Governance Guidelines and Code of Conduct, which applies to all directors and all our employees, and the charters of our Audit, Compensation, and Governance and Nominations committees. Our filings with the SEC are posted as soon as reasonably practical after they are filed electronically with the SEC. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this filing.

THE OFFERING

Shares of Common Stock Being Offered by the Selling Stockholders	Up to 11,362,132 shares of Common Stock.

Terms of the Offering	The selling stockholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale, as applicable.

Shares Outstanding Prior to the Offering	As of October 31, 2025, we had 25,892,446 shares of Common Stock issued and outstanding.

Shares Outstanding After the Offering	37,254,578 shares of Common Stock (assuming the conversion of certain New 2L Non-Renesas Convertible Notes held by the selling stockholders into 11,362,132 shares of Common Stock which shares are being registered hereby).

Use of Proceeds	We will not receive any proceeds from any sale of shares of our Common Stock by selling stockholders. See the section titled “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Trading Symbol	Our Common Stock is listed and traded on the NYSE under the symbol “WOLF.”

The number of shares of our Common Stock outstanding is based on 25,892,446 shares of Common Stock issued and outstanding on October 31, 2025 and excludes:

•

4,943,555 shares of Common Stock issuable upon the exercise of the warrant deemed issued and outstanding for U.S. federal and applicable state and local income tax purposes as of October 31, 2025, with an exercise price of $23.95 per share, which may be exercised upon receipt of certain regulatory approvals as provided for in the Plan;

•

Up to 15,676,555 shares of Common Stock issuable upon the conversion at the initial conversion rate of the New 2L Non-Renesas Convertible Notes issued and outstanding as of October 31, 2025 and are not being registered hereby;

•

Up to 11,096,247 shares of Common Stock issuable upon the conversion at the initial conversion rate of the 2.5% Convertible Second-Lien Senior Secured Notes due 2031 held by Renesas Electronics America Inc. (“Renesas”) issuable upon receipt of certain regulatory approvals provided for in the Plan (the “New Renesas 2L Convertible Notes”).

•	Up to 16,852,372 shares of Common Stock issuable upon receipt of certain regulatory approvals as provided for in the Plan;

•	871,287 shares of Common Stock issuable as contingent shares as provided for in the Plan;

•	8,117,851 shares of Common Stock reserved for future issuance under our 2025 Management Incentive Compensation Plan, which was adopted as of September 29, 2025; and

•	4,058,925 shares of Common Stock reserved for future issuance under our 2025 Long-Term Incentive Compensation Plan, which was adopted as of September 29, 2025.

RISK FACTORS

Investment in our Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our Common Stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the information included in the section titled “Forward-Looking Information” or under similar headings included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Any sales of shares of Common Stock by the selling stockholders pursuant to this prospectus will be solely for each selling stockholder’s account. We will not receive any proceeds from any such sales. See the section titled “Plan of Distribution” for more information.

The selling stockholders will pay any underwriting fees, discounts and selling commissions incurred by the selling stockholders in connection with any sale of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the selling stockholders under this prospectus. It may be at prices that are higher, equal to or lower than the price at which the Common Stock is quoted and/or trading on the NYSE at the time of sale, and any sales of shares of Common Stock by the selling stockholders may cause the price of our shares of Common Stock to fluctuate significantly.

Our Common Stock is traded on the NYSE under the symbol “WOLF.” On November 12, 2025, the closing price of our Common Stock on the NYSE was $19.55 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on a number of factors, including our results of operations, financial condition, capital requirements, contractual restrictions, general business conditions and other factors our board of directors may deem relevant.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of our Common Stock as of October 31, 2025 by:

•	each person who is known to be the beneficial owner of more than 5% of shares of our Common Stock;

•	each of our current named executive officers and directors; and

•	all current executive officers and directors as a group.

The information below is based on an aggregate of 25,892,446 shares of Common Stock outstanding as of October 31, 2025, which excludes shares of Common Stock issuable upon conversion of the New 2L Non-Renesas Convertible Notes, shares of Common Stock issuable to Renesas upon conversion of the New Renesas 2L Convertible Notes and exercise of the warrants, which are only issuable upon receipt of certain regulatory approvals as provided for in the Plan, shares of Common Stock issuable to Renesas upon receipt of certain regulatory approvals as provided for in the Plan, and shares of Common Stock issuable as contingent shares as provided for in the Plan. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days or convertible notes that are currently convertible or convertible within 60 days. Voting power represents the combined voting power of shares of Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percentage
5% Stockholders
Renesas Electronics America Inc. (1)	32,892,174	56.0%
T. Rowe Price Associates, Inc. (2)	4,228,383	16.3%
Voya Financial, Inc. (3)	3,328,538	12.9%
Capital Research Global Investors(4)	2,777,120	10.7%
FMR LLC(5)	2,737,652	10.6%
Allianz Global Investors GmbH (6)	1,590,274	6.1%
Point72 Asset Management, L.P. (7)	1,545,987	6.0%
Named Executive Officers and Directors
Robert Feurle	—	*
Gregor van Issum	—	*
Anthony M. Abate	—	*
Michael Bokan	—	*
Hong Q. Hou	—	*
Mark Jensen	—	*
Eric Musser	—	*
Paul V. Walsh, Jr.	—	*
David Emerson	178	*
Kevin Speirits	164	*
Thomas H. Werner	907	*
Gregg A. Lowe	3,632	*
Neill P. Reynolds	—	*
All current executive officers and directors as a group (9)	178	*%

*	Less than 1%

(1)

Consists of the following shares of Common Stock that may be issuable to, and could be considered beneficially owned by, Renesas: (i) 16,852,372 shares of Common Stock, (ii) 11,096,247 shares of Common Stock issuable upon the conversion of the 2L Convertible Notes held by Renesas and (iii) 4,943,555 shares of Common Stock issuable upon exercise of the warrant. The shares of Common Stock and the shares of Common Stock issuable upon the conversion of the 2L Convertible Notes are only issuable upon receipt of certain regulatory approval as provided in the Plan, and the warrant is deemed issued and outstanding for U.S. federal and applicable state and local income tax purposes, but will only be exercisable upon receipt of certain regulatory approvals as provided in the Plan. Renesas Electronics Corporation, as the sole shareholder of Renesas, may be deemed to have dispositive power over the securities beneficially owned by Renesas and, accordingly, may be deemed to beneficially own such securities. The principal business address of Renesas is 6024 Silver Creek Valey Road, San Jose, CA 95138.

(2)

As reported by T. Rowe Price Associates, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on October 7, 2025, which states that T. Rowe Price Associates, Inc. has sole voting power with respect to 1,525,456 shares and sole dispositive power with respect to all of such shares. The business address for T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, Maryland 21231.

(3)

As reported by Voya Financial, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on November 6, 2025, which states that Voya Financial, Inc. has sole voting and dispositive power with respect to all of such shares. The business address for Voya Financial, Inc. is 200 Park Avenue New York, New York 10166.

(4)

As reported by Capital Research Global Investors in a Schedule 13G filed with the Securities and Exchange Commission on October 6, 2025, which states that Capital Research Global Investors has sole voting and dispositive power with respect to all of such shares. The business address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(5)

As reported by FMR LLC in a Schedule 13G filed with the Securities and Exchange Commission on October 24, 2025, which states that FMR LLC has sole voting power with respect to 2,737,652 shares and sole dispositive power with respect to all of such shares. Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC, is also reported to have beneficial ownership of such shares, including sole dispositive power with respect to all of such shares. The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

As reported by Allianz Global Investors GmbH in a Schedule 13G filed with the Securities and Exchange Commission on November 3, 2025, which states that Allianz Global Investors GmbH has sole voting power with respect to all of such shares. The business address for Allianz Global Investors GmbH is Bockenheimer Landstrasse 42-44, Frankfurt, 2M 60323 Germany.

(7)

As reported by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Point72 Europe (London) LLP and Steven A. Cohen in a Schedule 13G filed with the Securities and Exchange Commission on October 8, 2025, which states that Point72 Asset Management, L.P. has shared voting and dispositive power with respect to 1,442,560 shares (including 1,082 shares issuable upon exercise of call options), Point72 Capital Advisors, Inc. has shared voting and dispositive power with respect to 1,442,560 shares (including 1,082 shares issuable upon exercise of call options), Point72 Europe (London) LLP, has shared voting and dispositive power with respect to 103,427 shares, and Steven A. Cohen has shared voting and dispositive power with respect to all such shares (including 1,082 shares issuable upon exercise of call options). The business address for Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. is 72 Cummings Point Road, Stamford, Connecticut 06902. The business address for Point72 Europe (London) is 8 St. James’s Square, London, United Kingdom, SWIY 4JU.

SELLING STOCKHOLDERS

This prospectus relates to the possible offer and resale, from time to time, by the selling stockholders included in the table below of up to 11,362,132 shares of our Common Stock, including shares of our Common Stock issuable upon the conversion of the New 2L Non-Renesas Convertible Notes held by the selling stockholders (the “Shares”), subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. We are registering the Shares pursuant to the Registration Rights Agreement. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them but make no representation that any of the Shares will be offered for sale.

The information provided below with respect to the selling stockholders has been furnished to us by or on behalf of the selling stockholders and is current as of November 12, 2025. We have not sought to verify such information.

To our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except in connection with (i) the Registration Rights Agreement, (ii) the Plan, (iii) the Restructuring Support Agreement, dated June 22, 2025, by and between the selling stockholders and the Company, (iv) the Investor Rights and Disposition Agreement, dated September 29, 2025, by and between Renesas Electronics America Inc. and the Company, and (v) the Backstop Commitment Agreement, dated June 22, 2025, by and between the selling stockholders and the Company.

The table sets forth:

•	the names of the selling stockholders;

•	the number of shares of Common Stock beneficially owned by the selling stockholders prior to the sale of the Shares covered by this prospectus;

•

the number of shares of Common Stock beneficially owned by the selling stockholders following the sale of the Shares covered by this prospectus, based on the assumption that all Shares will be sold in the offering; and

•

the ownership of the selling stockholders as a percentage of the outstanding Common Stock of the Company after this offering, based on the assumption that the selling stockholders will have converted the New 2L Non-Renesas Convertible Notes whose underlying shares are being registered hereby, and all resulting registered Shares therefrom will be sold in the offering.

In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person after this offering, shares of Common Stock that are not registered hereby underlying the New 2L Non-Renesas Convertible Notes that are currently convertible or convertible within 60 days of October 31, 2025 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

All figures below are deemed to include an additional indeterminable number of shares of Common Stock that may be issuable in respect of make-whole amounts that may become due on the 2L Convertible Notes that the Company settles in shares of common stock. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling security holders is based on 25,892,446 shares of Common Stock outstanding as of October 31, 2025.

Broker-Dealers

Except as otherwise indicated below, based on the information provided to us by the selling stockholders, and to the best of our knowledge, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
Entities advised by Capital Research Global Investors, a division of Capital Research and Management Company(1)	2,654,861	1,087,446	3,728,663	9.5%
Davidson Kempner Capital Management LP, on behalf of certain of its managed funds and affiliates(2)	517,073	517,073	—	—
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(3)	2,527,882	838,190	1,689,692	4.5%
Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund(3)	1,093,827	362,646	731,181	1.9%
Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund(3)	424,220	140,693	283,527	*
Master Trust Bank of Japan Ltd. Re: Fidelity US High Yield Open Mother Fund(3)	282,263	93,604	188,659	*
Fidelity Credit Opportunities Fund II LP(3)	118,047	39,158	78,889	*
Variable Insurance Products Fund V: VIP Strategic Income Portfolio(3)	116,368	38,586	77,782	*
Pension Reserves Investment Trust (PRIT) Fund High Yield Portfolio(3)	76,984	25,588	51,396	*
Fidelity Central Investment Portfolios LLC: Fidelity High Income Central Fund(3)	62,860	20,846	42,014	*
Custody Bank of Japan, Ltd. as Trustee for SMTB Fidelity High Yield Bond Open Mother Fund(3)	3,162	1,062	2,100	*
Fidelity Salem Street Trust: Fidelity Strategic Dividend & Income Fund(3)	73,576	73,575	1	*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
AZL Fidelity Institutional Asset Management Total Bond Fund(3)	653	245	408		*
AZL Fidelity Institutional Asset Management Multi-Strategy Fund(3)	4,168	1,471	2,697		*
Alphabet Capital US II LLC(3)	1,552	817	735		*
Fidelity Financial Trust: Fidelity Convertible Securities Fund(3)	193,177	193,177	—	—
Fidelity Salem Street Trust: Fidelity Sustainable Core Plus Bond Fund(3)	162	81	81		*
Fidelity Merrimack Street Trust: Fidelity Total Bond ETF(3)	46,679	9,156	37,523		*
Fidelity Convertible Securities Multi-Asset Base Fund(3)	68,915	57,307	11,608		*
Fidelity Global High Yield Multi-Asset Base Fund(3)	16,595	8,829	7,766		*
FIAM High Yield Fund, LLC(3)	8,011	4,251	3,760		*
Fidelity Multi-Strategy Credit Fund(3)	735	408	327		*
Fidelity Summer Street Trust: Fidelity Focused High Income Fund(3)	2,779	1,471	1,308		*
Fidelity Covington Trust: Fidelity Sustainable High Yield ETF(3)	2,697	1,144	1,553		*
Fidelity Merrimack Street Trust: Fidelity Tactical Bond ETF(3)	244	81	163		*
Fidelity Income Fund: Fidelity Total Bond K6 Fund(3)	16,431	3,024	13,407		*
FIAM High Yield Bond Commingled Pool(3)	42,346	22,481	19,865		*
JNL/Fidelity Institutional Asset Management Total Bond Fund(3)	3,514	490	3,024		*
LVIP Fidelity Institutional AM Total Bond Fund(3)	5,885	1,716	4,169		*
Fidelity Institutional U.S. High Yield Fund Series 1(3)	2,125	1,144	981		*
Fidelity Salem Street Trust: Fidelity SAI Sustainable Core Plus Bond Fund(3)	653	245	408		*

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
Fidelity Summer Street Trust: Fidelity SAI High Income Fund(3)	134,398	49,132	85,266	*
Strategic Advisers Income Opportunities Fund - FIAM High Income Subportfolio(3)	12,507	4,414	8,093	*
Fidelity Salem Street Trust: Fidelity SAI Total Bond Fund(3)	48,559	10,545	38,014	*
Fidelity Summer Street Trust: Fidelity Short Duration High Income Fund(3)	8,174	4,332	3,842	*
Fidelity Summer Street Trust: Fidelity Series High Income Fund(3)	47,987	25,506	22,481	*
Fidelity Summer Street Trust: Fidelity High Income Fund(3)	133,498	41,038	92,460	*
Fidelity Income Fund: Fidelity Total Bond Fund(3)	90,905	16,431	74,474	*
Variable Insurance Products Fund: High Income Portfolio(3)	26,077	13,897	12,180	*
T. Rowe Price Associates, Inc., in its capacity as investment advisor or subadvisor, as applicable, for and on behalf of each Stockholder(4)	2,563,352	1,511,887	2,722,483	7.3%
Entities managed by Whitebox Advisors LLC(5)	1,268,729	797,641	1,652,213	4.43%
CastleKnight Master Fund LP(6)	566,251	188,763	377,488	1.0%
CSS, LLC	479,549	316,293	163,256	*
Entities associated with Franklin Advisers, Inc.(7)	1,374,327	230,781	1,143,546	3.1%
Healthcare of Ontario Pension Plan Trust Fund(8)	345,437	58,124	287,313	*
J.H. Lane Partners Master Fund, LP	25,342	25,342	—	—
KORE FUND LTD(9)	563,521	124,996	438,525	1.2%
Entities Affiliated with LMR Partners LLC(10)	833,121	719,815	113,306	*
Entities affiliated with Loomis, Sayles & Company(11)	2,563,352	1,084,000	2,267,993	6.1%
PenderFund Capital Management Ltd. on behalf of its investment funds(12)	1,127,962	525,411	602,551	1.6%

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
Sculptor Special Funding, LP(13)	744,959	485,354	259,605	*
Silverback Opportunistic Credit Master Fund Limited(14)	142,086	26,977	115,109	*
KASAD 2 LP(15)	273,720	52,565	221,155	*
Blackwell Partners_Series B(16)	298,362	47,824	250,538	*
Tenor Opportunity Master Fund, Ltd.(17)	219,576	26,004	193,572	*
Entities affiliated with Context Partners Master Fund, L.P.(18)	610,515	212,307	398,208	1.1%
Nuveen Corporate Arbitrage and Relative Value Fund, L.P.(19)	227,512	109,382	118,130	*
Sunrise Partners Limited Partnership(20)	540,994	83,304	457,690	1.2%
Highbridge Tactical Credit Institutional Fund, Ltd. (21)	89,925	89,925	—	—
Highbridge Tactical Credit Master Fund, L.P.(22)	464,262	464,262	—	—
1992 Master Fund Co - Invest SPC- Series 4 Segregated Portfolio(23)	40,875	40,875	—	—
Mariner Atlantic Multi-Strategy Master Fund, Ltd. (24)	50,492	8,338	42,154	*
Entities affiliated with Apollo Capital Management, L.P.(25)	1,551,069	34,662	1,516,407	4.0%
BlackRock, Inc.(26)	1,678,986	386,000	1,292,986	3.5%

*	Less than one percent of outstanding shares of Common Stock.
(1)

Consists of: (i) 730,000 shares of Common Stock and 2L Convertible Notes convertible into 2,057,830 shares of Common Stock held by The Growth Fund of America (“GFA”); (ii) 135,652 shares of Common Stock and 2L Convertible Notes convertible into 225,795 shares of Common Stock held by The New Economy Fund (“NEF”); (iii) 750,921 shares of Common Stock and 2L Convertible Notes convertible into 678,858 shares of Common Stock held by SMALLCAP World Fund, Inc. (“SCWF”); (iv) 86,368 shares of Common Stock and 2L Convertible Notes convertible into 86,982 shares of Common Stock held by American Funds Insurance Series – Global Small Capitalization Fund (“VISC”); (v) 3,148 shares of Common Stock and 2L Convertible Notes convertible into 5,231 shares of Common Stock held by Capital Group New Economy Fund (LUX) (“NEF Lux” and, together with GFA, NEF, SCWF and VISC, the “CRMC Stockholders”); (vi) 3,172 shares of Common Stock and 2L Convertible Notes convertible into 5,231 shares of Common Stock held by Capital Group New Economy Trust (US) (“TNEF”); and (vii) 14,600 shares of Common Stock and 2L Convertible Notes convertible into 39,321 shares of Common Stock held by Capital Group Growth Fund of America Trust (US) (“TGFA” and, together with TNEF, the “CB&T Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for each CB&T Stockholder, and CRMC has been retained by CB&T as investment adviser to CB&T. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Roz Hongsaranagon, Carl M. Kawaja, Aidan O’Connell, Anne-Marie Peterson, Andraz Razen, Martin Romo, Eric H. Stern and Alan J. Wilson, as portfolio managers, have voting and investment powers over the shares held by GFA and TGFA. Paul Benjamin, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Lara Pellini and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by NEF, NEF Lux and TNEF. Julian N. Abdey, Peter Eliot, Brady L. Enright, Brittain Ezzes, Bradford F. Freer, Peter Gusev, Leo Hee, M. Taylor Hinshaw, Roz Hongsaranagon, Shlok Melwani, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Piyada Phanaphat, Andraz Razen, Arun Swaminathan and Thatcher Thompson, as portfolio managers, have voting and investment powers over the shares held by SCWF. Brittain Ezzes, Bradford F. Freer, M. Taylor Hinshaw, Shlok Melwani and Aidan O’Connell, as portfolio managers, have voting and investment powers over the shares held by VISC. Each of CRMC, CB&T, Capital Research Global Investors (“CRGI”), and the portfolio managers named above disclaim beneficial ownership of the shares of Common Stock owned by the CRMC Stockholders and CB&T Stockholders. The address for each of the CRMC Stockholders and CB&T Stockholders is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders and CB&T Stockholders acquired the securities being registered hereby in the ordinary course of its business. Conversion of the 2L Convertible Notes held by the above-mentioned selling stockholders is subject to beneficial ownership limitations, which limit the ability of the holder to convert such notes for a number of shares of common stock that would result in such holder (together with its “Attribution Parties” (as defined in the indenture governing the 2L Convertible Notes)) exceeding 9.9% of all shares outstanding following such conversion. The amounts and percentages of shares beneficially owned in this table by the above-mentioned selling stockholders (other than the shares to be sold in this offering) give effect to these beneficial ownership limitations.
(2)

Consists of 517,073 Shares issuable upon conversion of the 2L Convertible Notes held by M.H. Davidson & Co. and Davidson Kempner Arbitrage, Equities and Relative Value LP. Conversion of the 2L Convertible Notes by each of these selling stockholders is subject to an aggregate beneficial ownership limitation of 9.9%, which limitation restricts the selling stockholders from converting that portion of the 2L Convertible Notes that would result in the selling stockholders and their attribution parties owning, after conversion, a number of shares of Common Stock in excess of the beneficial ownership limitation. The amounts and percentages in the table give effect to this beneficial ownership limitation. The business address for Davidson Kempner Capital Management LP (“DKCM”) is 9 W. 57th St., 29th Floor, New York, NY 10019. DKCM is a Delaware limited partnership and a registered investment adviser with the SEC and is responsible for the voting and investment decisions of the funds covered hereby. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The partners of DKCM are Anthony A. Yoseloff, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris, Suzanne K. Gibbons, Gregory S. Feldman, Melanie Levine and James Li. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities reported herein, and each of the foregoing, other than funds covered hereby, disclaims any beneficial ownership of such securities except to the extent of any pecuniary interest therein.

(3)

These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210. Conversion of the 2L Convertible Notes held by the above-mentioned selling stockholders is subject to beneficial ownership limitations, which limit the ability of the holder to convert such notes for a number of shares of common stock that would result in such holder (together with its “Attribution Parties” (as defined in the indenture governing the 2L Convertible Notes)) exceeding 9.9% of all shares outstanding following such exercise or conversion. The amounts and percentages of shares beneficially owned in this table by the above-mentioned selling stockholders are presented without giving effect to these beneficial ownership limitations.

(4)

T. Rowe Price Associates, Inc. (“TRPA”), as investment adviser, has dispositive and voting power with respect to the Shares held by these funds and accounts. For purposes of the Exchange Act, TRPA may be deemed to be the beneficial owner of these aforementioned shares of Common Stock and shares of Common Stock issuable upon conversion of 2L Convertible Notes; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 1307 Point Street, Baltimore, MD 21231. Conversion of the 2L Convertible Notes held by the above-mentioned selling stockholders is subject to beneficial ownership limitations, which limit the ability of the holder to convert such notes for a number of shares of common stock that would result in such holder (together with its “Attribution Parties” (as defined in the indenture governing the 2L Convertible Notes)) exceeding 9.9% of all shares outstanding following such conversion. The amounts and percentages of shares beneficially owned in this table by the above-mentioned selling stockholders (other than the shares to be sold in this offering) give effect to these beneficial ownership limitations.

(5)

Whitebox Advisors LLC (“WBA”) is the investment manager of (i) Whitebox Multi-Strategy Partners, L.P., (ii) Whitebox Relative Value Partners, L.P., (iii) Whitebox GT Fund, LP and (iv) Pandora Select Partners, L.P. (collectively, the “Whitebox Funds”) and has voting and disposition control over the securities beneficially owned by each of the Whitebox Funds. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities held by the Whitebox Funds, except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address of WBA and each of the Whitebox Funds is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416. Conversion of the 2L Convertible Notes held by the above-mentioned selling stockholders is subject to beneficial ownership limitations, which limit the ability of the holder to convert such notes for a number of shares of common stock that would result in such holder (together with its “Attribution Parties” (as defined in the indenture governing the 2L Convertible Notes)) exceeding 4.9% of all shares outstanding following such conversion. The amounts and percentages of shares beneficially owned in this table by the above-mentioned selling stockholders (other than the shares to be sold in this offering) give effect to these beneficial ownership limitations.

(6)

Consists of (i) 229,846 shares of Common Stock and (ii) 336,404 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. Mr. Aaron Weitman is the Managing Member of CastleKnight Fund GP, LLC, which is the controlling entity of CastleKnight Master Fund LP, and accordingly Mr. Weitman may be deemed to have voting and investment power over the Shares. The principal business address of CastleKnight Master Fund LP is 888 Seventh Avenue, 24th Floor, New York, New York 10019.

(7)

Consists of (i) 1,074,669.00 shares of Common Stock beneficially owned by Franklin Investors Securities Trust – Franklin Convertible Securities Fund and (ii) 299,658 shares of Common Stock beneficially owned by Franklin Templeton Investment Funds – Franklin Global Convertible Securities Fund. Franklin Advisers, Inc., a SEC registered broker-dealer, is the investment adviser to both Franklin Investors Securities Trust – Franklin Convertible Securities Fund and Franklin Templeton Investment Funds – Franklin Global Convertible Securities Fund. Alan Muschott is the portfolio manager for both Franklin Investors Securities Trust – Franklin Convertible Securities Fund and Franklin Templeton Investment Funds – Franklin Global Convertible Securities Fund. Mr. Muschott may be deemed to have voting and investment power over the shares of Common Stock held by Franklin Investors Securities Trust – Franklin Convertible Securities Fund and Franklin Templeton Investment Funds – Franklin Global Convertible Securities Fund. Mr. Muschott disclaims beneficial ownership of such Shares, except to the extent of any pecuniary interest therein. The address of the Franklin entities is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, CA 94403.

(8)

Consists of (i) 166,322 shares of Common Stock and (ii) 179,115 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, ON, M5J 0B6.

(9)

Consists of (i) 177,250 shares of Common Stock and (ii) 386,271 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. Kore Advisors LP is the investment manager of Kore Fund LTD. As a result, Kore Advisors LP and J. Gary Kosinski, as Chief Investment Officer of Kore Advisors LP, may

be deemed to have voting and dispositive power over the shares of Common Stock beneficially owned by Kore Fund LTD. The business address for Kore Fund LTD is c/o Kore Advisors LP, 1501 Corporate Drive, Suite 120, Boynton Beach, Florida 33426.
(10)

Consists of 416,601 shares of Common Stock issuable upon conversion of the 2L Convertible Notes held by LMR Multi-Strategy Master Fund Limited (“LMR Multi-Strategy”). Investment discretion of LMR Multi-Strategy, including but not limited to the voting and dispositive power of the Shares, has been delegated to LMR Partners LLC (“LMR”) and certain of its affiliates. Additionally, consists of 416,520 shares of Common Stock issuable upon conversion of the 2L Convertible Notes held by LMR CCSA Master Fund Limited (“LMR CCSA”). Investment discretion of LMR CCSA, including but not limited to the voting and dispositive power of the Shares, has been delegated to LMR and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities. The address for LMR is 9th Floor, 412 West 15th Street, New York, NY 10011.

(11)

Conversion of the 2L Convertible Notes held by the above-mentioned selling stockholders is subject to beneficial ownership limitations, which limit the ability of the holder to convert such notes for a number of shares of common stock that would result in such holder (together with its “Attribution Parties” (as defined in the indenture governing the 2L Convertible Notes)) exceeding 9.9% of all shares outstanding following such conversion. The amounts and percentages of shares beneficially owned in this table by the above-mentioned selling stockholders (other than the shares to be sold in this offering) give effect to these beneficial ownership limitations.

(12)	The address of this entity is 1830-1066 West Hastings Street, Vancouver BC V6E 3X2.
(13)

Consists of (i) 34,791 shares of Common Stock and (ii) 710,168 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. Sculptor Special Funding, LP (“NRMD”), a Cayman Islands company is wholly owned by Sculptor Master Fund, Ltd. (“SCMD”), a Cayman Islands company. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment manager of SCMD. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM, may be deemed to be beneficial owners of NRMD. The business address of NRMD, Sculptor, SCHC and SCU is 9 West 57th Street, New York, NY 10019. The business address of RITM is 779 Broadway, New York, NY 10003.

(14)

Consists of (i) 23,630 shares of Common Stock and (ii) 118,456 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. The address of this entity is c/o Silverback Asset Management, LLC, 1414 Raleigh Road, Suite 250, Chapel Hill, NC 27517.

(15)

Consists of (i) 43,429 shares of Common Stock and (ii) 230,291 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. The address of this entity is c/o Silverback Asset Management, LLC, 1414 Raleigh Road, Suite 250, Chapel Hill, NC 27517.

(16)

Consists of (i) 72,976 shares of Common Stock and (ii) 225,386 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. The address of this entity is c/o Silverback Asset Management, LLC, 1414 Raleigh Road, Suite 250, Chapel Hill, NC 27517.

(17)

Consists of (i) 52,265 shares of Common Stock and (ii) 167,311 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. Tenor Capital Management Company, L.P. serves as the investment adviser for Tenor Opportunity Master Fund, Ltd. and therefore may be deemed to share voting and investment power with respect to these Shares in such capacity. Tenor Management GP, LLC is the general partner of Tenor Capital Management Company, L.P. and Robin R. Shah is the sole managing member of Tenor Management GP, LLC. As such, Mr. Shah may be deemed to have beneficial ownership over the Shares. The address of Tenor Opportunity Master Fund, Ltd. is c/o Tenor Capital Management, 810 7th Avenue, Suite 1905, New York, NY 10019.

(18)

Consists of securities held by Context Partners Master Fund, L.P. and CPMF Situations I LLC. Voting and investment power over the securities held by Context Partners Master Fund, L.P., and its wholly owned entity, CPMF Situations I LLC, resides with Context Capital Management, LLC, their Investment Advisers, and its CIO, Charles E. Carnegie. The address of Context Partners Master Fund, L.P. and CPMF Situations I LLC is 7724 Girard Avenue, Third Floor, La Jolla, CA 92037, USA.

(19)

Nuveen Corporate Arbitrage and Relative Value Fund, L.P. is an investment fund managed by Nuveen Asset Management LLC, a registered investment adviser (“NAM”). NAM is an indirect wholly owned subsidiary of Teachers Insurance and Annuity Association of America. Daniel Weinberg, an officer of NAM, is the portfolio manager in respect of these Shares and may be deemed a beneficial owner of some or all of these Shares. Mr. Weinberg disclaims beneficial ownership of all of these Shares except to the extent of his pecuniary interest therein. The address of Nuveen Corporate Arbitrage and Relative Value Fund, L.P. is 555 California Street, Suite 3100, San Francisco, California 94104. Nuveen Securities LLC and TIAA-CREF Individual & Institutional Services LLC (“TIAA”) are broker-dealers registered with the SEC and FINRA. Each is a wholly owned subsidiary of TIAA and an affiliate of Nuveen Asset Management LLC, the investment manager for the selling stockholder. Neither affiliated broker-dealer has or will participate in any manner in the offering of these securities.

(20)

Consists of (i) 78,934 shares of Common Stock and 462,060 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. Paloma Partners Management Company (“PPMC”) is the investment adviser to Sunrise Partners Limited Partnership. Donald Sussman controls PPMC and Josh Hertz is a portfolio manager for PPMC with respect to the Shares held by Sunrise Partners Limited Partnership, and therefore they have shared voting and investment power over such securities. Each of Mr. Sussman and Mr. Hertz disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The registered address for Sunrise Partners Limited Partnership is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(21)

Consists of 89,925 shares of Common Stock issuable upon conversion of the 2L Convertible Notes. Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Institutional Fund, Ltd. Highbridge Tactical Credit Institutional Fund, Ltd. disclaims beneficial ownership over these Shares. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge Tactical Credit Institutional Fund, Ltd. is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(22)

Consists of 464,262 shares of Common Stock issuable upon conversion of the 2L Convertible Notes., Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Master Fund, L.P. Highbridge Tactical Credit Master Fund, L.P. disclaims beneficial ownership over these shares. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge Tactical Credit Master Fund, L.P. is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(23)

Consists of 40,875 shares of Common Stock issuable upon conversion of the 2L Convertible Notes, Highbridge Capital Management, LLC is the trading manager of 1992 Master Fund Co-Invest SPC – Series 4 Segregated Portfolio. 1992 Master Fund Co-Invest SPC – Series 4 Segregated Portfolio disclaims beneficial ownership over these shares. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of 1992 Master Fund Co-Invest SPC – Series 4 Segregated Portfolio is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(24)

Mariner Investment Group, LLC has voting and investment power over the Shares held by Mariner Atlantic Multi-Strategy Master Fund, Ltd. The business address of Mariner Atlantic Multi-Strategy Master Fund, Ltd. is c/o Mariner Investment Group, LLC, 500 Mamaroneck Avenue, Suite 405, Harrison, New York 10528.

(25)

Consists of an aggregate of: (i) 1,138,636 shares of Common Stock and 412,433 shares of Common Stock issuable upon conversion of the 2L Convertible Notes held by: Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), Apollo Credit Strategies Absolute Return Aggregator A, L.P. (“Absolute Return”), Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”), K2 Apollo Credit Master Fund Ltd. (“K2 Apollo”), and FASF Franklin K2 Alternative Strategies Fund (“FASF-Franklin K2”) (collectively, the “Apollo Selling Stockholders”). The Apollo Selling Stockholders may each sell shares of Common Stock issuable upon the exercise of the 2L Convertible Notes in this offering. Apollo ST Fund Management LLC (“ST Management”) serves as the investment manager for Credit Strategies. Apollo ST Operating LP (“ST Operating”) is the sole member of ST Management. The general partner of ST Operating is Apollo ST

Capital LLC (“ST Capital”). ST Management Holdings, LLC (“ST Management Holdings”) is the sole member of ST Capital. Apollo Credit Strategies Absolute Return Management, L.P. (“Absolute Return Management”) serves as the investment manager of Absolute Return. Apollo Credit Strategies Absolute Return Management GP, LLC (“Absolute Return Management GP”) is the general partner of Absolute Return Management. Apollo PPF Credit Strategies Management, LLC (“PPF Management”) serves as the investment manager of PPF Credit Strategies. Apollo Credit Management, LLC (“ACM”) provides investment management services for FASF-Franklin K2. Apollo Capital Credit Management, LLC (“ACCM”) is the sole member of ACM. Apollo Capital Management, L.P. (“Capital Management”) serves as the sole member of Absolute Return Management GP, PPF Management and ACCM; the sole member and manager of ST Management Holdings; and provides investment management services K2 Apollo. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. The managers and principal executive officers of Management Holdings GP are Messrs. Marc Rowan, Scott Kleinman, and James Zelter. The address of Absolute Return, Absolute Return Management, Absolute Return Management GP, PPF Credit Strategies, PPF Management, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP and each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of Credit Strategies is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands. Each of the entities listed above, other than the Selling Stockholders, and each of Messrs. Rowan, Kleinman and Zelter, disclaims beneficial ownership of any shares of the common stock, including those issuable upon the exercise of the 2L Convertible Notes owned of record by Credit Strategies, Absolute Return, PPF Credit Strategies, K2 Apollo, and FASF-Franklin K2.
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The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc., BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, BlackRock Global Funds - Fixed Income Global Opportunities Fund, BlackRock Credit Relative Value Fund of BlackRock Funds IV, BlackRock Investment Management (Australia) Limited as responsible entity of the BlackRock Global Allocation Fund (Aust), Strategic Income Opportunities Bond Fund, BlackRock Global Allocation Collective Fund, JNL/BlackRock Global Allocation Fund, BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Funds - Global Allocation Fund, BlackRock ESG Capital Allocation Term Trust, BlackRock Capital Allocation Term Trust, Canada Fixed Income Global Opportunities Fund, LVIP BlackRock Global Allocation Fund, and IShares Convertible Bond EFT. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which have been publicly filed with the SEC, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). See the section titled “Where You Can Find More Information; Incorporation by Reference.”

General

The certificate of incorporation provides that the Company’s capital stock consists of 450,000,000 shares, all with a par value of $0.00125 per share, of which 350,000,000 shares are designated as common stock, and 100,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors.

In addition, the affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to take certain actions, including (a) removing any director on the Company’s board of directors, (b) adopting, amending or repealing the Company’s bylaws and (c) amending, altering, repealing or rescinding provisions of the certificate of incorporation relating to (i) the Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advance of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) certain amendments to the certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to have equal rights of participation in any dividends that the board of directors may declare out of funds legally available.

Liquidation

In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights, Preferences and Privileges

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking-fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

Under the certificate of incorporation, the board of directors have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon, and, subject to the requisite vote of the stockholders entitled to vote thereon (without a separate vote of the holders of the preferred stock or common stock voting as a separate class), to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company that may otherwise benefit holders of common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

Some provisions of Delaware law, the certificate of incorporation and bylaws could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for its shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of the increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of the board of directors, without action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by the board of directors could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Stockholder Meetings

The certificate of incorporation and the bylaws provide that a special meeting of stockholders may be called only by the Company’s board of directors, chairperson of the board of directors, chief executive officer or president.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

The certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors

The certificate of incorporation provides that any member of the board of directors may be removed from office by stockholders, with or without cause, and, in addition to any other vote required by law, upon the approval of the holders of at least 60% in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of preferred stock may be entitled to elect.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

In accordance with Section 203 of the DGCL, by operation of the Plan and the approval of the Company’s board of directors, the restrictions of Section 203 of the DGCL do not apply to stockholders that would become “interested stockholders” solely by virtue of receiving shares of common stock pursuant to the Plan.

Choice of Forum

The certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. The federal district courts are the exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act, suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock is deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in the certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to amend, alter, repeal or rescind provisions of the certificate of incorporation relating to (i) the

Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advancement of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) the foregoing requirement for the affirmative vote of at least 60% of the voting power of all of the then outstanding voting stock to amend, alter, repeal or rescind the foregoing provisions. All other amendments to the certificate of incorporation are subject to the vote required by applicable law, except that, unless otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the certificate of incorporation relating solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation or the DGCL.

The provisions of Delaware law, the certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification Matters

The certificate of incorporation provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for:

•	any breach of a director’s or an officer’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which a director or an officer derived an improper personal benefit; and

•	with respect to officers, any action by or in the right of the Company.

As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The certificate of incorporation and the bylaws also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Listing

The common stock is currently listed on the New York Stock Exchange under the symbol “WOLF.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions relating to our material funded indebtedness. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the relevant agreement or instrument for additional information, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

New Senior Secured Notes

On September 29, 2025 (the “Plan Effective Date”), Wolfspeed, Inc. (the “Company”) entered into that certain Indenture (the “Indenture”), by and among the Company, Wolfspeed Texas LLC, as subsidiary guarantor (the “Subsidiary Guarantor”), and U.S. Bank Trust Company, National Association, as the trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), pursuant to which, among other things, the Company issued new senior secured notes due 2030 in an aggregate principal amount of $1,259,210,128 (the “Senior Notes”).

The Senior Notes bear interest, payable quarterly in arrears on March 23, June 23, September 23 and December 23 of each year, (a) for the period from the Plan Effective Date through and including June 22, 2026, at a rate of 9.875% per annum (payable in cash), plus 4.00% per annum (payable in-kind); and (b) for the period commencing on June 23, 2026 and at all times thereafter, (i) if the Interest Rate Step-Down Condition is satisfied as of June 23 of the most recent year, at a rate of 13.875% per annum (payable in cash) and (ii) if the Interest Rate Step-Down Condition is not satisfied as of June 23 of the most recent year, at a rate of 15.875% per annum (payable in cash). The Interest Rate Step-Down Condition is met if (a)(i) the Company redeems or repurchases (other than redemptions or repurchases with the proceeds of dispositions by the Company or any of its subsidiaries) the Senior Notes, resulting in an aggregate principal amount of Senior Notes outstanding being less than $1,000,000,000 and (ii) the Company receives at least $450,000,000 of award disbursements pursuant to governmental grants under the CHIPS and Science Act (the “CHIPS Act”) or (b) as of the most recent June 23, the ratio of the outstanding principal amount of the Senior Notes to EBITDA (as defined in the Indenture) for the most recently ended four fiscal quarter period for which financial statements have been or are required to have been delivered under the Indenture is less than or equal to 2.00:1.00. The Senior Notes will mature on June 23, 2030.

The Indenture requires the Company to make an offer to repurchase the Senior Notes with 100% of the net cash proceeds of certain extraordinary receipts, at a price of 109.875% plus accrued and unpaid interest upon the first to occur of the following : (i) in the event the Company and/or its subsidiaries receive in excess of $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2026, such offer to repurchase will be required to be in an aggregate principal amount of $175,000,000 of the Senior Notes, (ii) in the event the Company and/or its subsidiaries receive in excess of $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2027, such offer to repurchase will be required to be in an aggregate principal amount of $225,000,000 of the Senior Notes, or (iii) if the Company and/or its Subsidiaries receive less than or equal to $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2027, such offer to repurchase will be required to be in an aggregate principal amount of $150,000,000 (such repurchase date, the “Extraordinary Receipts Trigger Date”).

Further, the Company is required to repurchase the Senior Notes with 100% of the Net Cash Proceeds (as defined in the Indenture) of certain non-ordinary course asset sales and casualty events, subject to the ability to (so long as no default or event of default exists under the Indenture) reinvest the proceeds of casualty events involving certain core assets, at a price equal to the lesser of (a) 111.875% of the principal amount of the Senior Notes being repurchased and (b) if such disposition or casualty event occurred (i) on or after June 23, 2026 and prior to the later of June 23, 2027 and the Extraordinary Receipts Trigger Date, 109.875% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, (ii) on or after the later of June 23, 2027 and the Extraordinary Receipts Trigger Date and prior to June 23, 2028, 105.000% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, (iii) on or after June 23, 2028 and prior to June 23, 2029, 103.000% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, and (iv) on or after June 23, 2029, 100.000% of the principal amount of such Senior Notes plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date (this clause (b), the “Applicable Redemption Price”). The Company is also required to offer to repurchase the Senior Notes upon a change in control, at a price equal to, (a) if such change of control occurs prior to June 23, 2026, the greater of (i) a customary make-whole redemption price minus 1.00% of the principal amount of such Senior Notes and (ii) the Applicable Redemption Price as of June 23, 2026 and (b) if such change of control occurs on or after June 23, 2026, the Applicable Redemption Price at the time such change of control occurs. The Company may redeem the Senior Notes at any time, subject to, (a) if the redemption occurs prior to June 23, 2026, by paying a customary make-whole premium and (b) if the redemption occurs on or after June 23, 2026, by paying the Applicable Redemption Price. Further, the Company has the right, prior to June 23, 2026, to make an optional redemption of up to 35% of the Senior Notes with the cash proceeds of qualified equity issuances consummated since the Plan Effective Date (provided that the Company has received at least $300,000,000 of net cash proceeds from such equity issuances), at a redemption price equal to 111.875%.

The Indenture contains certain customary affirmative covenants, negative covenants and events of default, including a minimum liquidity financial covenant requiring the Company to have an aggregate amount of unrestricted cash and cash equivalents maintained in accounts over which the Collateral Agent has been granted a perfected first lien security interest of at least $350,000,000 as of the last day of any calendar month (the “Liquidity Covenant”).

The obligations of the Company under the Indenture are guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured by a pledge (and, with respect to real property, a mortgage) of substantially all of the existing and future property and assets of the Company and the subsidiary guarantors (subject to certain exceptions), including a pledge of the capital stock of the subsidiaries of the Company and the subsidiary guarantors, subject to certain exceptions.

The Senior Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

New 2L Convertible Notes, New Renesas 2L Convertible Notes and New 2L Takeback Notes

In accordance with the Plan, on the Plan Effective Date, holders of the Company’s previously existing 1.75% Convertible Senior Notes due 2026 (the “2026 Notes”), 0.25% Convertible Senior Notes due 2028 (the “2028 Notes”), and 1.875% Convertible Senior Notes due 2029 (the “2029 Notes”, and, collectively, with the 2026 Notes and the 2028 Notes, the “Convertible Notes”), received their pro rata share of (i) rights to participate in the rights offering of new 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “New 2L Non-Renesas Convertible Notes”) in an aggregate principal amount of approximately $180.675 million, which was fully backstopped by certain holders of the Company’s previously existing Convertible Notes (who also purchased the remaining reserved $120.45 million New 2L Non-Renesas Convertible Notes issued in the rights offering, and for which such backstop parties received a premium reflected by the issuance of additional New 2L Non-Renesas Convertible Notes in an aggregate principal amount of $30.25 million), (ii) new 7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 in an aggregate principal amount of approximately $296.4 million (the “New 2L Non-Convertible Notes”) and (iii) 24,533,760 shares of Common Stock.

In addition, in accordance with the Plan, on the Plan Effective Date, Renesas Electronics America Inc. received approximately $203.6 million aggregate principal amount of new 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “New Renesas 2L Convertible Notes,” and together with the New 2L Non-Renesas Convertible Notes and the New 2L Non-Convertible Notes, the “2L Notes”).

The New 2L Non-Renesas Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as the trustee and collateral agent (the “New 2L Non-Renesas Convertible Notes Indenture”). The New Renesas 2L Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “New Renesas 2L Convertible Notes Indenture”). The New 2L Non-Convertibles Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “New 2L Non-Convertible Notes Indenture,” and together with the New 2L Non-Renesas Convertible Notes Indenture and the New Renesas 2L Convertible Notes Indenture, the “2L Indentures”). The 2L Notes were issued by the Company and are guaranteed by the Subsidiary Guarantor and all other subsidiaries of the Company, subject to certain exceptions specified in the 2L Indentures. The 2L Notes are secured on a second-lien basis by all assets of the Company and the subsidiary guarantors that secure the Senior Notes. The New 2L Non-Renesas Convertible Notes and New Renesas 2L Convertible Notes will be convertible into shares of the Company’s Common Stock in accordance with, and subject to the conditions in, the New 2L Non-Renesas Convertible Notes Indenture and New Renesas 2L Convertible Notes Indenture, respectively.

The 2L Notes bear interest, payable semi-annually in arrears on June 15 and December 15 of each year to the holders of record as of June 1 and December 1 of each year. Interest on the New Renesas 2L Convertible Notes and the New 2L Non-Renesas Convertible Notes is required to be paid in cash; interest on the New 2L Non-Convertible Notes is permitted to be paid either in cash or in kind (at the Company’s election), at an interest rate of 7.00% or 12.00%, respectively. The 2L Notes mature, in each case, on June 15, 2031.

Each of the New 2L Renesas Convertible Notes and New 2L Non-Renesas Convertible Notes (collectively, the “2L Convertible Notes”) are convertible pursuant to the terms of the New 2L Renesas Convertible Notes Indenture and the New 2L Non-Renesas Convertible Notes Indenture, respectively. The New 2L Renesas Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding September 29, 2027 (the “Conversion Expiration Date”), provided that the New 2L Renesas Convertible Notes are not convertible until the Renesas Base Distribution Date (as defined in the Plan), and the New 2L Non-Renesas Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding the maturity date, in each case, subject to certain limitations and exceptions. The 2L Convertible Notes are convertible into cash, common stock of the Company or a combination thereof, at the Company’s election. The 2L Convertible Notes will be entitled to customary anti-dilutive measures (including adjustments to the 2L Convertible Notes’ conversion rates), as described in each of the indentures governing the 2L Convertible Notes.

Each of the New 2L Non-Convertible Notes and the New 2L Renesas Convertible Notes are not permitted to be redeemed prior to September 29, 2027; the New 2L Non-Renesas Convertible Notes are not permitted to be redeemed prior to the date that is three (3) years following the Plan Effective Date. In the event of an optional redemption by the Company, holders will be entitled to a cash redemption price equal to 100% of the principal amount of such note redeemed, plus accrued and unpaid interest (any such redemption, an “Optional Redemption”).

The Company is required to offer to repurchase the 2L Notes upon a change of control and, in the case of (i) the 2L Convertible Notes, at a cash repurchase price equal to 100% of the principal amount of such note repurchased, plus accrued and unpaid interest and (ii) the 2L Non-Convertible Notes, at a cash repurchase price equal to 101% of the principal amount of such note repurchased, plus accrued and unpaid interest. Following the Conversion Expiration Date and upon the occurrence of a change of control, the New 2L Renesas Convertible

Notes will be entitled to a cash repurchase price consistent with that of the New 2L Non-Convertible Notes. Holders of the 2L Convertible Notes will be entitled to adjustments to the respective conversion rates with table make-whole in the event of a change of control or an Optional Redemption. Notwithstanding the foregoing (but subject to certain limitations described in the indentures governing the 2L Convertible Notes), holders of the 2L Convertible Notes are permitted to convert their notes (i) in lieu of redemption in the event of an Optional Redemption by the Company or (ii) upon the occurrence of a change of control. The Company is also required, subject to the terms of the Senior Notes and pursuant to the terms and conditions set forth in the indentures governing the 2L Notes, to make an offer to purchase the 2L Notes, on a pro rata basis, upon the occurrence of certain non-ordinary course asset sales and casualty events (subject to certain reinvestment rights described in the 2L Indentures).

The 2L Indentures contain certain customary affirmative covenants, negative covenants and events of default.

The obligations of the Company under the 2L Indentures are guaranteed by the Subsidiary Guarantor and will be guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured on a second-priority basis by liens on substantially all of the existing and future property and assets of the Company and the guarantors (subject to certain exceptions) that secure the Senior Notes.

The 2L Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Intercreditor Agreements

In connection with the Company’s entry into the Indenture and the 2L Indentures, the Company, the Subsidiary Guarantor, as a grantor, and the trustees and the collateral agents under each of the Indenture and the 2L Indentures entered into that certain First Lien/Second Lien Intercreditor Agreement, dated as of September 29, 2025, which sets forth the respective rights on the shared collateral between the noteholders under the Senior Notes, as first lien creditors, on the one hand, and the noteholders under the 2L Notes, as second lien creditors, on the other hand.

Additionally, in connection with the Company’s entry into the 2L Indentures, the Company, the Subsidiary Guarantor, as a grantor, and the trustees and the collateral agents under each of the 2L Indentures entered into the Equal Priority Intercreditor Agreement, dated as of September 29, 2025, which sets forth the respective rights on the shared collateral among the noteholders under the 2L Notes.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the possible offer and resale by this prospectus, we have a total of 25,892,446 shares of our Common Stock outstanding. Of these shares, all were issued in a transaction exempt from registration pursuant to Section 1145 of the Bankruptcy Code and, therefore, are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates,” in each case as of October 31, 2025. Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

Prior to the possible offer and resale of the securities offered by this prospectus, we also have (i) 16,852,372 shares of Common Stock issuable upon receipt of certain regulatory approvals, (ii) 4,943,555 shares of Common Stock issuable upon the exercise of the warrant deemed outstanding for U.S. federal and applicable state and local income tax purposes, which may be exercised at a price of $23.95 per share subject to the receipt of certain regulatory approvals, (iii) 15,676,555 shares of Common Stock issuable upon the conversion of the New 2L Non-Renesas Convertible Notes issued and outstanding as of October 31, 2025 and are not being registered hereby, and (iv) up to 11,096,247 shares of Common Stock issuable upon the conversion of the New Renesas 2L Convertible Notes subject to certain regulatory approvals. As a result of the Registration Rights Agreement, all or a portion of these shares may be eligible for future sales without restriction.

Equity Plans

On November 7, 2025, we filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of Common Stock or securities convertible or exchangeable for shares of our Common Stock issuable under the 2025 Management Incentive Compensation Plan and the 2025 Long-Term Incentive Compensation Plan. Common stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; and

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the selling stockholders to permit the resale of such shares of Common Stock by the holder of such shares of Common Stock from time to time after the date of this prospectus. The selling stockholders may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but they will pay any and all selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The selling stockholders may sell some or all of the shares of Common Stock covered by this prospectus from time to time or may decide not to sell any of the shares of Common Stock covered by this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices, and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus and any applicable prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a selling stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers, who may act as principals or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale, or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	in options transactions;

•	settlement of short sales made after the date of this prospectus and any applicable prospectus supplement;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholders or borrowed from any selling stockholders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or post-effective amendment. In addition, any selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities in connection with the offering of the shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, this prospectus or an amendment or any applicable prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 29, 2025 have been so incorporated in reliance on the report (which contain an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.wolfspeed.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended June 29, 2025, filed with the SEC on August 26, 2025.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 23, 2025.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2025 filed with the SEC on November 7, 2025.

•

Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on July  1, 2025, July  7, 2025, September  10, 2025, September  24, 2025, September  29, 2025, September  30, 2025 and November 13, 2025.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on September 26, 2025, and any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Wolfspeed, Inc.

Attention: Investor Relations

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-7895

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses are estimates, other than the filing fee payable to the SEC.

SEC registration fee		$27,460
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

The certificate of incorporation of the Company provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The certificate of incorporation and the bylaws of the Company also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Item 15. Recent Sales of Unregistered Securities.

On September 29, 2025, in connection with the Company’s emergence from the Chapter 11 Cases, the Company issued 25,840,656 shares of Common Stock, new senior secured notes due 2030 in an aggregate principal amount of approximately $1.26 billion, the New 2L Non-Renesas Convertible Notes in an aggregate principal amount of approximately $301.125 million, the New Renesas 2L Convertible Notes in an aggregate principal amount of approximately $203.6 million (which are not convertible into shares of Common Stock until the receipt of certain regulatory approvals as provided for in the Plan) (together with the New 2L Non-Renesas Convertible Notes, the “2L Convertible Notes”), the new 7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 in an aggregate principal amount of approximately $296.4 million and a warrant to purchase 4,943,555 shares of Common Stock, with an exercise price of $23.95 per share, to Renesas, which is only deemed issued and outstanding for U.S. federal and applicable state and local income tax purposes as of the date hereof and which may be exercised upon receipt of certain regulatory approvals as provided for in the Plan (the “Renesas Warrant”). Approximately 60,853,646 shares of Common Stock were reserved for issuance pursuant to the Plan, which includes up to 4,943,555 shares of Common Stock issuable upon exercise of the Renesas Warrant, 38,186,432 shares of Common Stock issuable upon the conversion at the initial conversion rate of the 2L Convertible Notes, and up to 17,723,659 shares of Common Stock issuable as provided for in the Plan.

We believe the foregoing transactions were or will be exempt from registration under the Securities Act in reliance upon Section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act, Section 3(a)(9) of the Securities Act and/or Regulation D under the Securities Act and/or Regulation S under the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See the exhibit index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules. None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(viii)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit	Filing Date

2.1	Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliate		8-K	2.1	9/30/2025

2.2^	Purchase Agreement, dated March 14, 2019, by and between Cree, Inc. and IDEAL Industries, Inc., as amended		8-K	2.1	5/16/2019

2.3^	Asset Purchase Agreement, dated October 18, 2020, between Cree, Inc., SMART Global Holdings, Inc. and Chili Acquisition, Inc., as amended		8-K	2.1	3/2/2021

2.4^	Asset Purchase Agreement, dated August 22, 2023, between Wolfspeed, Inc. and MACOM Technology Solutions Holdings Inc.		8-K/A	2.1	8/28/2023

3.1	Certificate of Incorporation of Wolfspeed, Inc.		8-K	3.1	9/30/2025

3.2	Bylaws of Wolfspeed, Inc		8-K	3.2	9/30/2025

4.1	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time and U.S. Bank Trust Company, National Association		8-K	4.1	9/30/2025

4.2	Form of Senior Secured Note due 2030 (included as Exhibit A to Exhibit 4.1)		8-K	4.2	9/30/2025

4.3	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time, and U.S. Bank Trust Company, National Association		8-K	4.3	9/30/2025

4.4	Form of 7.0%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 (included as Exhibit A to Exhibit 4.3).		8-K	4.4	9/30/2025

4.5	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors party thereto from time to time and U.S. Bank Trust Company, National Association		8-K	4.5	9/30/2025

4.6	Form of 2.5% Convertible Second Lien Senior Secured Notes due 2031 (included as Exhibit A to Exhibit 4.5).		8-K	4.6	9/30/2025

4.7	Indenture, dated as of September 29, 2025, by and among Wolfspeed, Inc., the Subsidiary Guarantors part thereto from time to time and U.S. Bank Trust Company, National Association		8-K	4.7	9/30/2025

4.9	Form of 2.5% Convertible Second Lien Senior Secured Notes due 2031 (included as Exhibit A to Exhibit 4.7).		8-K	4.8	9/30/2025

5.1	Opinion of Latham & Watkins LLP.	X

10.1	Warrant, dated September 29, 2025, by and between Wolfspeed, Inc. and Renesas Electronics America Inc.		8-K	10.1	9/30/2025

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit	Filing Date

10.2	Investor Rights and Disposition Agreement, dated September 29, 2025, by and between Wolfspeed, Inc. and Renesas Electronics America Inc.		8-K	10.2	9/30/2025

10.3	Registration Rights Agreement, dated September 29, 2025, by and between Wolfspeed, Inc. and the holders party thereto		8-K	10.3	9/30/2025

10.4*	2025 Long-Term Incentive Compensation Plan		8-K	10.4	9/30/2025

10.5*	2025 Management Incentive Compensation Plan		8-K	10.5	9/30/2025

10.6*	Change in Control Agreement for Chief Executive Officer between Cree, Inc. and Gregg A. Lowe, dated September 22, 2017		8-K	10.1	9/28/2017

10.7*	First Amendment to Change in Control Agreement (for Chief Executive Officer), dated May 4, 2018		8-K	10.3	5/4/2018

10.8*	Separation, Consulting and General Release Agreement, dated as of December 16, 2024, by and between Wolfspeed, Inc. and Gregg Lowe		10-Q	10.4	1/30/2025

10.9*	Wolfspeed Severance Plan—Senior Leadership Team, Plan Document and Summary Plan Description, as amended and restated		10-K	10.22	8/22/2024

10.10*	Form of Participation Agreement Under Cree Severance Plan—Senior Leadership Team		8-K	10.2	5/4/2018

10.11*	Employment Agreement, dated March 27, 2025, between Wolfspeed, Inc. and Robert Feurle		8-K	10.1	3/27/2025

10.12*	Employment Agreement, dated July 6, 2025, between Wolfspeed Europe GmbH and Gregor van Issum		8-K	10.1	7/7/2025

10.13*	Schedule of Compensation of Non-Employee Directors		8-K	10.1	5/9/2025

10.14*	Non-Employee Director Stock Compensation and Deferral Program, as amended and restated		10-Q	10.10	10/28/2021

10.15*	Form of Wolfspeed, Inc. Indemnification Agreement		10-Q	10.6	11/7/2025

10.16**	Restructuring Support Agreement, dated as of June 22, 2025, by and among Wolfspeed, Inc., Wolfspeed Texas LLC, the Consenting Noteholders and Renesas		8-K	10.1	6/23/2025

10.17**	Rights Offering Backstop Commitment Agreement, dated as of June 22, 2025, by and among Wolfspeed, Inc., Wolfspeed Texas LLC, and the Commitment Parties		8-K	10.2	6/23/2025

21.1	Subsidiaries of the Company		10-K	21.1	8/26/2025

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included in the signature page to the Registration Statement)	X

107	Filing Fee Table	X

*	Management contract or compensatory plan or arrangement.
**

Portions of this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish a copy of all omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

^

Portions of this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The omitted information is not material and is the type of information that the Company customarily and actually treats as private and confidential. The registrant undertakes to furnish an unredacted copy of the exhibit to the U.S. Securities and Exchange Commission upon its request.

†

Portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K because they are both not material and are the type that the registrant treats as private or confidential. The registrant undertakes to furnish an unredacted copy of the exhibit to the U.S. Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 13, 2025.

WOLFSPEED, INC.

By:	/s/ Robert Feurle
Name:	Robert Feurle
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Robert Feurle and Gregor van Issum, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 13, 2025.

Signature	Title

/s/ Robert Feurle Robert Feurle	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Gregor van Issum Gregor van Issum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony M. Abate Anthony M. Abate	Chairman and Director

/s/ Michael Bokan Michael Bokan	Director

/s/ Hong Q. Hou Hong Q. Hou	Director

/s/ Mark Jensen Mark Jensen	Director

/s/ Eric Musser Eric Musser	Director

/s/ Paul V. Walsh, Jr. Paul V. Walsh, Jr.	Director